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                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number:        0-26672

Name of Registrant:   ALLIED CAPITAL MORTGAGE CORPORATION
            (Exact name of registrant as specified in its charter)

                           c/o Allied Capital Advisers, Inc.
                           1666 K Street, NW, Ninth Floor
                           Washington, DC 20006-2803
                                  (202) 331-1112

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Common Stock, par value $0.0001 per share
           (Title of each class of securities covered by this Form)


                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)   [X]   Rule 12h-3(b)(1)(ii)   [ ]
              Rule 12g-4(a)(1)(ii)  [ ]   Rule 12h-3(b)(2)(i)    [ ]
              Rule 12g-4(a)(2)(i)   [ ]   Rule 12h-3(b)(2)(ii)   [ ]
              Rule 12g-4(a)(2)(ii)  [ ]   Rule 15d-6             [ ]
              Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date: 2




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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Allied Capital Mortgage Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.


                                       ALLIED CAPITAL MORTGAGE CORPORATION


Date: March 31, 1997                   By:  Jon A. DeLuca
                                          --------------------------------
                                          Jon A. DeLuca
                                          Executive Vice President